Exhibit 99.1

NEWS RELEASE

C&J Energy Services Announces Second Quarter 2017 Results

•	Revenue totaled $390.1 million, an increase of 24.2% sequentially

•	Adjusted EBITDA(1) totaled $25.1 million based on a net loss of $(12.7) million compared to Adjusted EBITDA of $4.6 million based on a net loss of $(32.3) million in the first quarter of 2017

•	Generated a net loss of $(0.20) per diluted share, which included $(0.13) per diluted share of restructuring expenses from completed Chapter 11 proceeding and $(0.07) per diluted share of costs associated with closed or divested businesses

•	Completion Services segment revenue increased 35.0% sequentially, generating incremental margin of 33.1%, primarily driven by a 40.6% sequential increase in fracturing revenue

HOUSTON, TEXAS, August 8, 2017 – C&J Energy Services, Inc. (“C&J” or the “Company”) (NYSE: CJ) today announced its financial and operating results for the second quarter ended June 30, 2017.

Second Quarter 2017 Financial Highlights

Second quarter revenue increased 24.2% to $390.1 million from $314.2 million in the first quarter of 2017, driven by continued improvement in our Completion Services segment. Second quarter 2017 revenue increased 73.3% from $225.2 million in the second quarter of 2016. During the second quarter, we experienced a significant increase in activity in our core Completion Services business lines, which resulted in higher overall utilization and increased pricing levels for these services.

For the second quarter of 2017, we reported a net loss of $(12.7) million, or $(0.20) per diluted share, which included $7.9 million after-tax, or $0.13 per diluted share, of restructuring expenses associated with the Chapter 11 proceeding that we successfully completed on January 6, 2017 and $4.1 million after-tax, or $0.07 per diluted share, of costs associated with previously divested businesses and the winding down of our international coiled tubing business in the Middle East. This compared to a net loss of $(32.3) million, or $(0.58) per diluted share, for the first quarter of 2017, and a net loss of $(291.1) million, or $(2.46) per diluted share, for the second quarter of 2016. Net loss in the first quarter of 2017 included a $15.7 million after-tax, or $0.28 per diluted share, one-time expense associated with the immediate vesting of certain share-based compensation awards. Net loss in the second quarter of 2016 included $88.5 million after-tax, or $0.75 per diluted share, of accelerated amortization of the original issue discount and deferred financing costs associated with the Company’s previous capital structure, $49.6 million after-tax, or $0.42 per diluted share, of asset impairment and inventory write-down expenses, $14.9 million after-tax, or $0.13 per diluted share, of restructuring expenses associated with the Chapter 11 proceeding and $12.8 million after-tax, or $0.11 per diluted share, of costs primarily related to severance and facility closures.

During the second quarter of 2017, Adjusted EBITDA(1) totaled $25.1 million compared to Adjusted EBITDA of $4.6 million in the first quarter of 2017 and Adjusted EBITDA of $(33.2) million in the second quarter of 2016.

C&J’s President and Chief Executive Officer, Don Gawick, commented, “I am pleased with how well our team executed to capitalize on the increase in completion activity that we experienced over the course of the second quarter. We successfully carried forward the momentum from earlier in the year, achieving some of our best operational and financial results since before the commodity price downturn in late 2014. These results were driven by utilization and pricing improvements across our Completion Services business lines, most notably in our fracturing and cased-hole wireline and pumping businesses, as well as for our cementing services. Our measured approach towards allocating capital and redeploying previously stacked equipment helped drive sequential improvement in both revenue and profitability. Additionally, our strategy of redeploying frac equipment with dedicated customers, increasing efficiencies by working with select vendors for components and consumables and continuing to aggressively manage our overall cost structure, enhanced our second quarter performance. Although we experienced some operational inefficiencies with our recently deployed frac fleets and unexpected equipment costs from customer sourced proppant that negatively impacted our performance in the latter part of the second quarter, we believe we have successfully worked through those issues and are well positioned to generate better results in the coming quarters barring any unforeseen changes in commodity prices or market conditions.

“As we moved into the third quarter, we have continued our measured approach to when, and with whom, we deploy additional equipment. With that said, we continue to experience strong customer demand for our Completion Services, particularly for our fracturing business where we continue to enjoy a full calendar with dedicated fleets currently booked into 2018. Although that schedule could change at any time, based on ongoing conversations with customers, we currently anticipate that completion activity will remain healthy throughout the second half of 2017. To capitalize on continued strong customer demand, we expect to deploy an additional horizontal frac fleet into West Texas with a dedicated customer in August, as well as another vertical frac fleet into South Texas by the end of the third quarter. This would have us exiting the third quarter with approximately 575,000 horsepower deployed by our fracturing business, consisting of thirteen horizontal and four vertical frac fleets. We remain acutely focused on enhancing margins and generating positive returns across all of our service lines, and we will only refurbish previously stacked equipment or order new equipment if the economics can be clearly justified. We continue to remain focused on providing best-in-class service to our customers, maximizing equipment utilization, operating efficiently and growing our operating capacity in line with current customer demand and market conditions.”

Business Segment Results

We recently reorganized our cementing, directional drilling and coiled tubing service lines and combined them into a service offering called well construction & intervention services, which is included in our Completion Services segment. Prior to the second quarter of 2017, our coiled tubing service line was part of our Well Support Services segment.

Completion Services

In our Completion Services segment, which includes fracturing, cased-hole wireline and pumping services, well construction and intervention services, and completion support services, our second quarter 2017 revenue increased 35.0% to $294.1 million from $217.9 million in the first quarter of 2017. Second quarter 2017 revenue increased 117.0% from revenue of $135.6 million generated in the second quarter of 2016. For the second quarter of 2017, we reported net income of $26.4 million and Adjusted EBITDA(1) of $47.8 million in our Completion Services segment. This compared to net income of $9.7 million and Adjusted EBITDA of $22.6 million for the first quarter of 2017, and a net loss of $(101.8) million and Adjusted EBITDA of $(20.2) million for the second quarter of 2016.

The continued growth in the North American land drilling rig count coupled with a shortage of available fracturing equipment resulted in higher overall utilization and pricing levels across our service lines, which significantly improved the operational and financial results in our Completion Services segment. Increases in efficiency and utilization on an expanded asset base helped to drive our quarterly margin improvement. Additionally, strategic partnerships with best-in-class providers of parts, major components and consumables have continued to benefit margins through increased quality, reliability and the ability to better control and forecast operational costs.

In our fracturing business, we redeployed an additional warm-stacked horizontal frac fleet to a dedicated customer in the Haynesville Shale in early June, resulting in approximately 515,000 horsepower deployed consisting of twelve horizontal and three vertical frac fleets. Utilization has remained strong across our frac fleets and schedules are currently booked through the remainder of 2017 and into 2018 for our dedicated fleets, although that could change with market conditions as well as the typical seasonal year-end slowdown. We achieved a substantial increase in activity in our wireline and pumping services business through new customer relationships, as well as efficiency gains with legacy customers. This enabled us to deploy additional units with strong utilization levels in the quarter. Our strategic approach to aligning with efficient, dedicated clients continues to generate positive results and further secures our market leadership in these businesses. In our cementing service line, we experienced higher activity levels and deployed additional units into our core West Texas market, which resulted in a 50% increase in overall utilization and improved financial performance. In our coiled tubing service line, we discontinued operations in the Northeast and redeployed those units to South Texas where activity levels continued to increase and demand for large diameter coil remained strong.

Well Support Services

In our Well Support Services segment, which includes rig services, fluids management services, and special services, including artificial lift applications and other specialty well site services, second quarter 2017 revenue decreased (0.3)% to $96.0 million from $96.3 million in the first quarter of 2017. Second quarter 2017 revenue increased 9.4% from revenue of $87.7 million generated in the second quarter of 2016. For the second quarter of 2017, we reported a net loss of $(7.8) million and Adjusted EBITDA(1) of $1.9 million in our Well Support Services segment. This compared to a net loss of $(6.5) million and Adjusted EBITDA of $3.8 million for the first quarter of 2017, and a net loss of $(11.4) million and Adjusted EBITDA of $4.0 million for second quarter of 2016.

During the second quarter of 2017, Well Support Services revenue and profitability decreased sequentially, primarily due to reduced activity levels in our rig services business and higher segment labor and maintenance expenses. The market for all of our businesses within this segment has remained very competitive with limited ability to increase pricing or activity. In our rig services business, unseasonably warm weather lead to an earlier spring break-up that negatively impacted our Canadian operations. Although average rig services activity was lower compared to the first quarter, we exited the second quarter with our highest number of active rigs working in the past twelve months. Both our rig services and special services businesses in California helped to offset some of the weakness in Canada with a significant sequential increase in activity levels. In addition, modest pricing improvement in West Texas resulted in a 5% increase in revenue for that region. We will continue with our strategy of deploying workover rigs with customers that plan to increase workover or well maintenance activities in core operating basins, which we believe should help generate positive margins despite the continued competitive marketplace. In our fluids management business, utilization and pricing remained under pressure due to extremely competitive conditions, additional wells shut-in from conventional oil and gas fields and continued infrastructure build-out. In addition, we divested our fluid hauling and storage operations in the Northeast, and we will continue to evaluate alternatives to further right-size our fluids management business to maximize profitability.

Other Financial Information

Our selling, general and administrative expense for the second quarter of 2017 was $61.2 million, compared to $62.1 million for the first quarter of 2017 and $71.3 million for the second quarter of 2016. The sequential decrease was primarily due to a one-time expense of $15.7 million associated with the immediate vesting of share-based compensation awards in the first quarter, offset by $7.9 million of additional restructuring expenses from the Chapter 11 proceeding in the second quarter, as well as increased compensation costs as a result of significant increases in operating performance throughout the first half of 2017 and the full quarterly impact from the reinstatement of certain previously reduced compensation programs in the first quarter.

We incurred $2.1 million in research and development expense (“R&D”) for the second quarter of 2017, compared to $1.2 million for the first quarter of 2017 and $1.8 million for the second quarter of 2016. During the second quarter, we increased spending on select key technologies, which included the next generation of our USBS directional drilling motor, our proprietary frac plug design and certain wireline tools. As we have previously stated, we are currently limiting our R&D investments to those key technologies that provide our businesses with a competitive advantage by enhancing our operational capabilities and reducing our overall cost structure.

Depreciation and amortization expense (“D&A”) in the second quarter of 2017 was $32.8 million, compared to $31.6 million for the first quarter of 2017 and $54.3 million in the second quarter of 2016. The higher sequential D&A expense reflected increased capital expenditures associated with equipment placed into service during the quarter.

Liquidity

As of June 30, 2017, we had a cash balance of $252.8 million and no borrowings drawn on our credit facility, which had borrowing capacity of $173.4 million resulting in total liquidity of $426.2 million. Under the terms of our credit facility, the borrowing base is subject to monthly adjustments based on current levels of accounts receivable and inventory.

Capital expenditures totaled $61.0 million during the second quarter of 2017, compared to $11.6 million in the first quarter of 2017, and $17.8 million in the second quarter of 2016. The sequential increase in capital expenditures in the second quarter of 2017 primarily pertained to the refurbishment of stacked equipment and the construction of new-build frac pumps and refurbished ancillary equipment that we will deploy to a dedicated customer in West Texas in August. Additionally, in our cased-hole wireline and pumping services business, we purchased eight additional pumping units that were fully deployed in the second quarter.

Conference Call Information

We will host a conference call on Tuesday, August 8, 2017 at 10:00 a.m. ET / 9:00 a.m. CT to discuss our second quarter 2017 financial and operating results. Interested parties may listen to the conference call via a live webcast accessible on our website at www.cjenergy.com or by calling U.S. (Toll Free): 1-855-560-2574 or International: 1-412-542-4160 and asking for the “C&J Energy Services’ Earnings Call.” Please dial-in ten to fifteen minutes before the scheduled call time to avoid any delays entering the earnings call. An archive of the webcast will be available shortly after the call on our website at www.cjenergy.com for twelve months following the call. A replay of the call will also be available for one week by calling U.S. (Toll Free): 1-877-344-7529 or International: 1-412-317-0088, using the access code: 10110772.

About C&J Energy Services

C&J Energy Services is a leading provider of well construction, well completion, well support and other complementary oilfield services to oil and gas exploration and production companies. We offer a comprehensive, vertically-integrated suite of services throughout the life cycle of the well, including fracturing, cased-hole wireline and pumping, cementing, coiled tubing, directional drilling, rig services, fluids management, artificial lift and other well support services. We are headquartered in Houston, Texas and operate in all active onshore basins of the continental United States and Western Canada. For additional information about C&J, please visit www.cjenergy.com.

C&J Energy Services Investor Contact

Daniel E. Jenkins

Vice President – Investor Relations

investors@cjenergy.com

1-713-260-9986

Forward-Looking Statements and Cautionary Statements

This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “once” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions that convey the uncertainty of future events or outcomes, and the negative thereof, are intended to identify forward-looking statements. Forward-looking statements contained in this news release, which are not generally historical in nature, include those that express a belief, expectation or intention regarding our future activities, plans and goals and our current expectations with respect to, among other things: our operating cash flows, the availability of capital and our liquidity; our future revenue, income and operating performance; our ability to sustain and improve our utilization, revenue and margins; our ability to maintain acceptable pricing for our services; future capital expenditures; our ability to finance equipment, working capital and capital expenditures; our ability to execute our long-term growth strategy; our ability to successfully develop our research and technology capabilities and implement technological developments and enhancements; and the timing and success of strategic initiatives and special projects.

Forward-looking statements are not assurances of future performance and actual results could differ materially from our historical experience and our present expectations or projections. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, expectations and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Our forward-looking statements involve significant risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. Known material factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks associated with the following: a decline in demand for our services, including due to declining commodity prices, overcapacity and other competitive factors affecting our industry; the cyclical nature and volatility of the oil and gas industry, which impacts the level of exploration, production and development activity and spending patterns by E&P companies; a decline in, or substantial volatility of, crude oil and gas commodity prices, which generally leads to decreased spending by our customers and negatively impacts drilling, completion and production activity; pressure on pricing for our core services, including due to competition and industry and/or economic conditions, which may impact, among other things, our ability to implement price increases or maintain pricing on our core services; the loss of, or interruption or delay in operations by, one or more significant customers; the failure to pay amounts when due, or at all, by one or more significant customers; changes in customer requirements in markets or industries we serve; costs, delays, regulatory compliance requirements and other difficulties in executing our long-term growth strategy, including those related to; the effects of future acquisitions on our business, including our ability to successfully integrate our operations and the costs incurred in doing so; business growth outpacing the capabilities of our infrastructure; adverse weather conditions in oil or gas producing regions; the effect of environmental and other governmental regulations on our operations, including the risk that future changes in the regulation of hydraulic fracturing could reduce or eliminate demand for our hydraulic fracturing services; the incurrence of significant costs and liabilities resulting from litigation; the incurrence of significant costs and liabilities resulting from our failure to comply, or our compliance with, new or existing environmental regulations or an accidental release of hazardous substances into the environment; the loss of, or inability to attract, key management personnel; a shortage of qualified workers; the loss of, or interruption or delay in operations by, one or more of our key suppliers; operating hazards inherent in our industry, including the significant possibility of accidents resulting in personal injury or death, property damage or environmental damage; accidental damage to or malfunction of equipment; uncertainty regarding our ability to improve our operating structure, financial results and profitability and to maintain relationships with suppliers, customers, employees and other third parties following emergence from bankruptcy and other risks and uncertainties related to our emergence from bankruptcy; our ability to maintain sufficient liquidity and/or obtain adequate financing to allow us to execute our business plan; and our ability to comply with covenants under our new credit facility.

C&J cautions that the foregoing list of factors is not exclusive. For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the U.S. Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

(1)	Adjusted EBITDA is defined as earnings before net interest expense, income taxes, depreciation and amortization, other income (expense), net, net gain or loss on disposal of assets, acquisition-related costs and other non-routine items. Management believes that Adjusted EBITDA is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the Company’s normal operating results. For a reconciliation of net income (loss) to Adjusted EBITDA, please see the tables at the end of this press release.

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Six Months Ended
	Successor		Predecessor	Successor	Predecessor
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Revenue	$390,143	$314,194	$225,168	$704,337	$494,783

Costs and expenses:
Direct costs	310,473	261,743	229,771	572,216	491,536
Selling, general and administrative expenses	61,165	62,092	71,341	123,257	133,380
Research and development	2,052	1,217	1,786	3,269	4,163
Depreciation and amortization	32,833	31,606	54,283	64,439	113,236
Impairment expense	—	—	48,712	—	430,406
(Gain) loss on disposal of assets	(3,136)	(6,056)	1,712	(9,192)	4,914

Operating loss	(13,244)	(36,408)	(182,437)	(49,652)	(682,852)

Other income (expense):
Interest expense, net	(414)	(691)	(121,934)	(1,105)	(147,401)
Other income (expense), net	(1,456)	1,562	2,003	106	5,325

Total other income (expense)	(1,870)	871	(119,931)	(999)	(142,076)

Loss before income taxes	(15,114)	(35,537)	(302,368)	(50,651)	(824,928)

Income tax benefit	(2,393)	(3,236)	(11,252)	(5,629)	(105,399)

Net loss	$(12,721)	$(32,301)	$(291,116)	$(45,022)	$(719,529)

Net loss per common share:

Basic	$(0.20)	$(0.58)	$(2.46)	$(0.76)	$(6.10)

Diluted	$(0.20)	$(0.58)	$(2.46)	$(0.76)	$(6.10)

Weighted average common shares outstanding:
Basic	62,232	55,557	118,426	58,913	117,979

Diluted	62,232	55,557	118,426	58,913	117,979

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	Successor	Predecessor
	June 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$252,755	$64,583
Accounts receivable, net of allowance of $2,012 at June 30, 2017 and $2,951 at December 31, 2016	294,877	137,084
Inventories, net	57,195	54,471
Prepaid and other current assets	44,591	37,611
Deferred tax assets	—	6,020

Total current assets	649,418	299,769
Property, plant and equipment, net of accumulated depreciation of $62,260 at June 30, 2017 and $683,189 at December 31, 2016	588,285	950,811
Other assets:
Intangible assets, net	54,617	76,057
Deferred financing costs	3,405	—
Other noncurrent assets	41,122	35,045

Total assets	$1,336,847	$1,361,682

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$112,131	$74,382
Payroll and related costs	28,153	17,991
Accrued expenses	56,143	60,363
DIP Facility	—	25,000
Other current liabilities	1,245	2,980

Total current liabilities	197,672	180,716
Deferred tax liabilities	4,910	15,613
Other long-term liabilities	22,136	18,577

Total liabilities not subject to compromise	224,718	214,906
Liabilities subject to compromise	—	1,445,346
Commitments and contingencies
Stockholders’ equity:
Predecessor common shares, par value of $0.01, 750,000,000 shares authorized, 119,529,942 issued and outstanding at December 31, 2016	—	1,195
Predecessor additional paid-in capital	—	1,009,426
Predecessor accumulated other comprehensive loss	—	(2,600)
Successor common stock, par value of $0.01, 1,000,000,000 shares authorized, 63,265,085 issued and outstanding at June 30, 2017	633	—
Successor additional paid-in capital	1,156,822	—
Successor accumulated other comprehensive loss	(304)	—
Retained deficit	(45,022)	(1,306,591)

Total stockholders’ equity (deficit)	1,112,129	(298,570)

Total liabilities and stockholders’ equity (deficit)	$1,336,847	$1,361,682

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Successor	Predecessor
	Six Months Ended June 30, 2017	Six Months Ended June 30, 2016
Cash flows from operating activities:
Net loss	$(45,022)	$(719,529)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	64,439	113,236
Impairment expense	—	430,406
Inventory write-down	—	13,047
Deferred income taxes	—	(105,399)
Provision for doubtful accounts	2,032	973
Equity in (earnings) losses from unconsolidated affiliate	(153)	4,501
(Gain) loss on disposal of assets	(9,192)	4,914
Share-based compensation expense	19,541	13,167
Amortization of deferred financing costs	306	48,309
Accretion of original issue discount	—	52,413
Changes in operating assets and liabilities:
Accounts receivable	(159,643)	150,931
Inventory	(6,978)	3,169
Prepaid and other current assets	6,741	14,952
Accounts payable	27,784	(121,847)
Payroll and related costs and accrued expenses	6,747	25,209
Income taxes payable	(5,200)	5,442
Other	1,744	(9,914)

Net cash used in operating activities	(96,854)	(76,020)
Cash flows from investing activities:
Purchases of and deposits on property, plant and equipment	(72,547)	(36,437)
Proceeds from disposal of property, plant and equipment	4,039	28,753
Investment in unconsolidated affiliate	—	(408)
Proceeds from divestiture of non-core service lines	27,143	—
Payments made for business acquisitions, net of cash acquired	—	(1,419)

Net cash used in investing activities	(41,365)	(9,511)
Cash flows from financing activities:
Proceeds from revolving debt	—	174,000
Payments on revolving debt	—	(10,600)
Payments on term loans	—	(2,650)
Payments of capital lease obligations	—	(1,520)
Financing costs	(1,463)	—
Proceeds from public offering of common stock, net of offering costs	215,920	—
Employee tax withholding on restricted stock vesting	(3,870)	(434)
Excess tax expense from share-based compensation	—	(5,592)

Net cash provided by financing activities	210,587	153,204
Effect of exchange rate changes on cash	(855)	(2,803)

Net increase in cash and cash equivalents	71,513	64,870
Cash and cash equivalents, beginning of period	181,242	25,900

Cash and cash equivalents, end of period	$252,755	$90,770

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended			Six Month Ended
	Successor		Predecessor	Successor	Predecessor
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Net loss	$(12,721)	$(32,301)	$(291,116)	$(45,022)	$(719,529)
Interest expense, net	414	691	121,934	1,105	147,401
Income tax benefit	(2,393)	(3,236)	(11,252)	(5,629)	(105,399)
Depreciation and amortization	32,833	31,606	54,283	64,439	113,236
Other income (expense), net	1,456	(1,562)	(2,003)	(106)	(5,325)
(Gain) loss on disposal of assets	(3,136)	(6,056)	1,712	(9,192)	4,914
Impairment expense	—	—	48,712	—	430,406
Acquisition-related costs	—	—	3,379	—	7,068
Severance, facility closures and other	804	—	12,761	804	23,069
Customer settlement/bad debt write-off	—	—	(433)	—	1,035
Incremental insurance reserve	—	—	548	—	548
Restructuring costs	7,853	(216)	15,451	7,637	15,451
Inventory write-down	—	—	11,780	—	13,047
Legal settlement	—	—	1,020	—	1,020
Share-based compensation expense acceleration	—	15,658	—	15,658	7,792

Adjusted EBITDA	$25,110	$4,584	$(33,224)	$29,694	$(65,266)

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended June 30, 2017 (Successor)
	Completion Services	Well Support Services	Corporate / Elimination	Total
Net income (loss)	$26,411	$(7,833)	$(31,299)	$(12,721)
Interest expense, net	290	66	58	414
Income tax benefit	—	—	(2,393)	(2,393)
Depreciation and amortization	19,479	12,327	1,027	32,833
Other (income) expense, net	2,185	(134)	(595)	1,456
Gain on disposal of assets	(503)	(2,508)	(125)	(3,136)
Severance, facility closures and other	—	—	804	804
Restructuring costs	(81)	9	7,925	7,853

Adjusted EBITDA	$47,781	$1,927	$(24,598)	$25,110

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended March 31, 2017 (Successor)
	Completion Services	Well Support Services	Corporate / Elimination	Total
Net income (loss)	$9,680	$(6,488)	$(35,493)	$(32,301)
Interest income (expense)	155	(26)	562	691
Income tax benefit	—	—	(3,236)	(3,236)
Depreciation and amortization	18,611	12,007	988	31,606
Other (income) expense, net	369	(1,719)	(212)	(1,562)
(Gain) loss on disposal of assets	(6,215)	36	123	(6,056)
Restructuring costs	36	14	(266)	(216)
Share-based compensation expense acceleration	—	—	15,658	15,658

Adjusted EBITDA	$22,636	$3,824	$(21,876)	$4,584

C&J ENERGY SERVICES, INC. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended June 30, 2016 (Predecessor)
	Completion Services	Well Support Services	Other Services	Corporate / Elimination	Total
Net loss	$(101,828)	$(11,416)	$(26,104)	$(151,768)	$(291,116)
Interest income (expense)	186	(85)	—	121,833	121,934
Income tax benefit	—	—	—	(11,252)	(11,252)
Depreciation and amortization	35,754	16,711	683	1,135	54,283
Impairment expense	40,260	1,099	7,353	—	48,712
Other (income) expense, net	(21)	(594)	4,131	(5,519)	(2,003)
(Gain) loss on disposal of assets	(87)	(1,320)	3,119	—	1,712
Acquisition-related costs	128	—	189	3,062	3,379
Severance, facility closures and other	(204)	292	3,630	9,043	12,761
Customer settlement/bad debt write-off	250	(683)	—	—	(433)
Incremental insurance reserve	—	—	—	548	548
Restructuring costs	—	—	—	15,451	15,451
Inventory write-down	5,378	—	6,402	—	11,780
Legal Settlement	—	—	—	1,020	1,020

Adjusted EBITDA	$(20,184)	$4,004	$(597)	$(16,447)	$(33,224)